Exhibit 99.1
Energy Recovery Announces Appointment of
Chris Gannon as President and Chief Executive Officer

SAN LEANDRO, Calif.-May 3, 2018-Energy Recovery Inc. (NASDAQ:ERII) (“Energy Recovery” or the “Company”), the leader in pressure energy technology for industrial fluid flows, today announced that its Board of Directors has appointed Mr. Chris M. Gannon, current interim President and Chief Executive Officer, as the Company’s new President and Chief Executive Officer and as a member of its Board of Directors, effective immediately. Mr. Gannon was named interim President and Chief Executive Officer on February 25, 2018 and has been the Company’s Chief Financial Officer since June 2015.

Mr. Hans Peter Michelet, Chairman of the Board of Directors, stated, “The Board and I believe this is a perfect time for Chris to become our new Chief Executive Officer. Chris has been instrumental in the development and execution of Energy Recovery’s long-term strategy, and under his leadership, we are confident that the Company will be able to realize the many goals we’ve set for ourselves. Chris represents the very best of the Energy Recovery culture and he has the Board’s confidence in his ability to lead, inspire and energize our employees, customers and partners. We conducted an extensive search throughout multiple industries, including oil & gas, and concluded that Chris is the best executive to lead our company forward. Throughout his tenure and especially during this transition, Chris has demonstrated the leadership attributes and broad business acumen that the Board of Directors believe are central to the Company’s growth and continued success.”

Mr. Gannon stated, “I would like to thank the Board of Directors for their support and vote of confidence. I am deeply honored to be taking on the role of Chief Executive Officer. I truly believe the opportunities that lie ahead for Energy Recovery are tremendous, and I am thrilled and humbled to lead the Company and the talented men and women at Energy Recovery as we execute against our key strategic initiatives. I am focused on continuing the Company’s culture of innovation and execution.”

Chris Gannon has served as Energy Recovery's interim President and Chief Executive Officer since February 2018 and Chief Financial Officer since June 2015. Mr. Gannon has deep experience in multiple corporate disciplines including strategy, finance, operations, and corporate development. Prior to Energy Recovery, Mr. Gannon served as a Managing Director at Conway MacKenzie. Mr. Gannon earned an MBA from the University of Chicago Booth School of Business and a BSE in Industrial and Operations Engineering from the University of Michigan College of Engineering.

About Energy Recovery Inc.
Energy Recovery, Inc. (ERII) is an energy solutions provider to industrial fluid flow markets worldwide. Energy Recovery solutions recycle and convert wasted pressure energy into a usable asset and preserve pumps that are subject to hostile processing environments. With award-winning technology, Energy Recovery simplifies complex industrial systems while improving productivity, profitability, and efficiency within the oil & gas, chemical processing, and water industries. Energy Recovery products save clients more than $1.8 billion (USD) annually. Headquartered in the Bay Area, Energy Recovery has offices in Houston, Ireland, Shanghai, and Dubai. For more information about the Company, please visit www.energyrecovery.com.

Contact
Emily Smith
esmith@energyrecovery.com
(510) 697-3105